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                                                                   EXHIBIT 10.35
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                     Summary Description of L.A. Gear, Inc.
                      Management Incentive Program ("MIP")



The Company provides cash and deferred bonus opportunities to its officers and other selected management personnel through its Management Incentive Program ("MIP"). Bonus awards are based primarily on improvements in Economic Value Added ("EVA"), although the plan provides that a portion of an individual's target bonus may be excluded from the bonus calculation based on EVA improvement and be allocated to bonus awards based on individual performance objectives.
EVA is a measure of economic profit and equity-related capital. The bonus plan is based on three key concepts: a target bonus, a fixed share of EVA improvement in excess of expected EVA improvement ("excess EVA improvement") and a bonus bank. The EVA bonus earned is equal to the sum of the target bonus plus the fixed share of excess EVA improvement (which may be negative). The bonus earned is credited to the bonus bank, and the bonus paid is equal to the amount of the bonus bank balance, up to the amount of the target bonus, plus 1/3 of the bonus bank balance in excess of the target bonus. No bonus is paid when the bonus bank is negative (or when the Company has a net operating loss after tax), and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of excess EVA improvement. Target bonuses are based on a percentage of a participant's annualized base salary as of the beginning of the fiscal year, with percentages ranging from 30-50% in the case of senior officers and vice presidents and 20-30% for other participants. The Compensation Committee administers the MIP.